Registration No. 333-75328 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 18 (b) Dated Tuesday, May 28, 2002
CUSIP Number	Principle Amount	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date
44181EHU5	$11,624,000.00	0.750%	$11,536,820.00	5.400%	Semi-Annual	5/15/2006
1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moodys Rating	S & P Rating
11/15/2002	$24.60	YES	Senior Unsecured Notes		A2	A

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL LLC.
Agents: A.G Edwards & Sons, Inc., Edward D. Jones & Co. L.P., Fidelity Capital Markets, First Union Securities, Merrill Lynch & Co., Morgan Stanley, Salomon Smith Barney Inc., UBS Paine Webber.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

Household Finance Corp. 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Tuesday, May 28, 2002 @12:00 PM ET
Settlement Date: Friday, May 31, 2002

All products sell at 100% par.
Minimum Denomination/Increments: $1,000.00/$1,000.00
All Trade Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0262 via BNY Clearing Services, LLC
InterNotes(SM) is the service mark of Incapital, LLC.
All rights reserved.

					Household Finance Corporation $3,000,000,000 HFC InterNotes Prospectus Dated 17-Jan-02 Page 1 of 1